AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) by and between American Casino & Entertainment Properties LLC (the “Employer”), at 2000 Las Vegas Blvd, South, Las Vegas, Nevada 89104, and Phyllis A. Gilland (“Employee”), of Henderson, Nevada.

1.           Employment. Upon the terms and conditions hereinafter set forth, the Employer hereby agrees to employ Employee and Employee hereby agrees to become employed by the Employer. During the Term of Employment (as hereinafter defined), Employee shall be employed in the position of Senior Vice President, General Counsel and Secretary, reporting to the Board of Directors, and shall also serve in other positions of the affiliates of the Employer as may be designated (the “Designated Affiliates”) from time to time by the Chief Executive Officer or the board of members of the Employer (the “Board”), provided that such Designated Affiliates are engaged in businesses relating to gaming, casino or resort operation or development (collectively, the “Gaming Business”).

During the Term of Employment, Employee shall devote his professional attention, on a full time basis, to the business and affairs of the Employer and the Designated Affiliates, shall use his best efforts to advance the best interest of the Employer and the Designated Affiliates and shall comply with all of the policies of the Employer and the Designated Affiliates, including, without limitation, such policies with respect to legal and gaming compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect.

2.           Term. The employment period shall commence on April 1, 2014 and continue through the period ending upon a Termination Event (as defined in Section 7) (the “Term of Employment”).

3.           Compensation. For all services to be performed by Employee under this Agreement, during the Term of Employment, Employee shall be compensated in the following manner:

(a)           Base Compensation. The Employer will pay Employee a salary (the “Base Salary”) at an annual rate of $220,000.00. The Base Salary shall be payable in accordance with the normal payroll practice of the Employer for other similarly situated employees.

(b)           Benefit Programs. During the Term of Employment, Employee shall be entitled to participate in the Employer’s benefit plans as are generally made available from time to time to similarly situated employees, subject to the terms and conditions of such plans, and subject to the Employer’s right to amend, terminate or take other similar actions with respect to such plans. In the event that, during the Term of Employment, the Employer awards to its employees stock options or restricted stock in anticipation of a public offering, Employee shall be eligible to receive an award of such options or restricted stock comparable to that received by other employees at a similar pay level and/or position with the Employer; provided, however, that the decision to make any such award to Employee and the amount of any such award shall be subject to the review and approval of the Board, in its sole and absolute discretion.

(c)           Bonus Compensation. During the Term of Employment, Employee shall be eligible to receive an annual bonus, as may, from time to time, be determined in the sole discretion of the Board (the “Bonus Compensation”).

(d)           Expense Payments and Reimbursements. To the extent Employee incurs necessary and reasonable travel or other business expenses in the course of Employee’s employment, Employee shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time.

4.           Licensing Requirements. Employee acknowledges that the Employer is engaged in a business that is subject to and exists because of privileged licenses issued by governmental authorities in Nevada and other jurisdictions in which the Employer or its affiliates are engaged in the Gaming Business from time to time. If Employee has not previously completed required licensing, or if additional licensing is required of Employee, and Employee is requested to do so by Employer, the Employee shall apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Employee by any regulatory authority having jurisdiction over the Employer.

5.           Failure to Satisfy Licensing Requirement. If Employee fails to satisfy any licensing requirement referred to in Section 4 above, or if any governmental authority directs the Employer to terminate any relationship it may have with Employee, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Employer and the parties’ obligations and responsibilities shall be determined by the provisions of Section 8(a).

6.           Policies and Procedures. In addition to the terms herein, Employee agrees to be bound by Employer’s policies and procedures, as they may be amended by Employer from time to time, appearing in an Employer handbook, business practices manual, ethics manual, or other similar document. In the event the terms in this Agreement conflict with any of Employer’s policies and procedures, the terms of this Agreement shall control.

7.           Termination. This Agreement shall terminate and the Term of Employment shall end, on the first to occur of (each a “Termination Event”):

(a)
The death of Employee or Employee’s separation from service due to a total or partial disability that renders Employee unable to perform his essential job functions for the Employer for a period of at least 180 consecutive business days;

(b)
Employee’s separation from service due to a termination by the Employer with (i) Cause (as hereinafter defined) or (ii) without Cause (including, but not limited to, in connection with a change of control or bankruptcy); or

(c)
Employee’s separation from service due to a resignation by the Employee either (i) without Good Reason (defined below) or (ii) with Good Reason (and without limiting the effect of such resignation, Employee agrees to provide the Employer with not less than 30 days prior written notice of his resignation).

As used herein, “Cause” and “Good Reason” shall have the meanings ascribed to them in the W2007/ACEP Holdings, LLC 2013 Management Incentive Plan.

8.           Effect of Termination. In the event of a Termination Event, all rights of Employee under this Agreement, including all rights to compensation, shall end at termination date and Employee, or Employee’s estate or beneficiaries in the case of death, shall only be entitled to be paid the amounts set forth in this Section 8 below.

(a)
In the event that the Term of Employment ends (i) for the reason set forth in Section 7(c)(i) above (i.e. resignation without Good Reason), (ii) for the reason set forth in Section 7(b)(i) (with Cause), or (iii) for the reason set forth in Section 5 (Failure to Satisfy Licensing Requirement) then, in lieu of any other payments of any kind, Employee shall be entitled to receive, within the earlier to occur of (X) the next regularly scheduled Company Payroll Payment Date following the date on which the Termination Event in question occurred (the “Clause (a) Termination Date”) and (Y) seven (7) days following the Clause (a) Termination Date, any amounts of:

(A)	Base Salary due and unpaid to Employee from the Employer as of the Clause (a) Termination Date;

(B)	Bonus Compensation earned and due and unpaid to Employee from the Employer as of the Clause (a) Termination Date,

(C)
continued participation in Employer’s group medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) at Employee’s cost provided Employee is eligible for and timely and properly elects to receive such COBRA coverage and

(D)	unpaid, but incurred business expense reimbursements pursuant to Section 3(d).

(b)
In the event that the Term of Employment ends (i) for the reasons set forth in Section 7(a) above (death or termination due to disability); 7(b)(ii) above (without Cause); or Section 7(c)(ii) above (resignation with Good Reason), then, in lieu of any other payments of any kind, Employee shall be entitled to receive:

(A)
within the earlier to occur of (X) the next regularly scheduled Company Payroll Payment Date following the date on which the Termination Event in question occurred (the “Clause (b) Termination Date”) and (Y) seven (7) days following the Clause (b) Termination Date, any amounts of

(i)	Base Salary due and unpaid to Employee from the Employer as of the Clause (b) Termination Date;

(ii)	Bonus Compensation earned and due and unpaid to Employee from the Employer as of the Clause (b) Termination Date;

(iii)	continued participation in Employer’s group medical plan pursuant to COBRA at Employee’s cost provided Employee is eligible for and timely and properly elects to receive such COBRA coverage; and

(iv)	unpaid, but incurred business expense reimbursements pursuant to Section 3(d); and

(B)	on the on the sixtieth (60th) day following the Clause (b) Termination Date:

(i)
a severance amount equal to one (1) year of Base Salary (the “Severance Payment”) due and payable to Employee on the sixtieth (60th) day following the date on which the Termination Event in question occurred; and

(ii)
one hundred percent (100%) of any then unvested portion of any equity awards issued by Employer to Employee shall vest and, if applicable, become exercisable, in each case, in accordance with the W2007/ACEP Holdings, LLC 2013 Management Incentive Plan and the applicable award agreements (the “Additional Equity Vesting”).

Notwithstanding the foregoing, Employee’s right to receive the Severance Payment and the Additional Equity Vesting shall be conditioned on the Employee’s delivery (and non-revocation) of an executed general release of claims, in the Form set out hereto as Exhibit A, in favor of the Employer, the Designated Affiliates, and their respective officers, directors, employees and affiliates, in a form satisfactory to the Employer within sixty (60) days, or as otherwise required by law, following the Termination Event. If Employee fails to comply with the restrictive covenants contained in Sections 9, 10 and 11, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, Employee agrees to repay the Severance Payment to the Employer.

9.           Non-Disclosure. During the Term of Employment and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Employer, each Designated Affiliate and each of their affiliates, respectively, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, identity of investments, identity of contemplated investments, business opportunities, valuation models, contractual relationships, marketing practices, management policies and methodologies, relating to the business of the Employer, the Designated Affiliates or their affiliates, and their respective business as, obtained by Employee at any time during Employee’s employment by the Employer(“Confidential Information”); provided, however, that Confidential Information does not include information that was or becomes generally available to the public, other than as a result of a disclosure by Employee, directly or indirectly, or as a result of the violation by a third party of the Employer’s confidentiality rights. Employee also agrees to keep confidential and not disclose to any unauthorized Person any personal information regarding the Designated Affiliates or any of their affiliates and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). Employee shall not, without the prior written consent of the Employer: (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Employer and those designated by the Employer; or (ii) use any Confidential Information for any purpose other than the performance of his duties as an employee of the Employer. Employee will assist the Employer, at the Employer’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded to any Confidential Information disclosed pursuant to the terms of this Agreement.

In no event shall Employee during or after his employment hereunder, make any public statement that would libel, slander or disparage the Employer, the Designated Affiliates, any controlling Person of the Employer, the Designated Affiliates, their respective affiliates and family members or any of their respective officers, directors or employees.

All processes, technologies, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on the Employer’s time or with the use of the Employer’s facilities or materials, shall be the property of the Employer and shall be promptly and fully disclosed by Employee to the Employer. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Employer) to vest title to any such Inventions in the Employer and to enable to the Employer, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

10.           Non-Compete. During the Term of Employment, except where specifically waived by Company in writing, and, after a Clause (b) Termination, for a period of six (6) months following the last day of Employee’s employment by the Employer, Employee will not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in the hotel or casino business in or within one hundred (100) miles of the Stratosphere Hotel and Casino.

Notwithstanding the foregoing, nothing in this Agreement will prohibit Employee from investing in the securities of private companies in which he does not participate in the management (either as an employee, officer or director), provided that such investment has been cleared in accordance with all investment or insider trading policies applicable to Employee.

11.           Non-Solicitation. Employee covenants and agrees with the Employer and its subsidiaries that, during Employee’s employment by the Employer and for one (1) year following the last day of Employee’s employment by the Employer, Employee shall not directly, or indirectly, for himself or for any other Person:

(i)  Approach, solicit, contract with, interfere with or hire any current advertiser, supplier, vendor, client, customer, independent contractor, broker or employee of Employer, Designated Affiliate or their subsidiaries or affiliates with a view towards enticing such person to cease his/her/its relationship with the Employer or with any Designated Affiliate or their subsidiaries or affiliates, without the prior written consent of the Employer, such consent to be within the Employer’s sole and absolute discretion.

(ii) Induce or advise any Person not to do business with the Employer, any Designated Affiliate or any of their subsidiaries or affiliates.

12.           Restrictive Covenants. Employee represents to and agrees with the Employer that the enforcement of the restrictions contained in Sections 9, 10 and 11 would not be unduly burdensome to Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Employer. Employee agrees that the remedy of damages for any breach by Employee of the provisions of either of these sections may be inadequate and that the Employer shall be entitled to injunctive relief, without posting any bond. In the event the terms of Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Employer may have under any other provision of this Agreement or otherwise.

13.           Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (c) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified, notices shall be sent to the addresses indicated below:

To Employer:
American Casino & Entertainment Properties, LLC
2000 Las Vegas Blvd, S
Las Vegas, Nevada 89012
Attn: General Counsel

To Employee:
Phyllis A. Gilland
380 Terrabianca Circle
Henderson, NV 89012

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

14.           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements (including, but not limited to, any prior employment agreement between Employee and the Employer).

15.           Indemnity. The Employer shall indemnify Employee to the fullest extent permitted by Nevada law, except for Employee’s gross negligence or criminal acts.

16.           Governing Law. This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of Nevada. Further, venue for any dispute resolution process that occurs pertaining to this Agreement or the subject matter of this Agreement shall lie exclusively in the federal or state courts of Nevada, located in Las Vegas, Nevada, in any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby, and any such action, suit or proceeding shall be brought only in such court.

17.           Representations and Warranties. Employee hereby represents and warrants that:

a.           They are not a party to any contract, commitment or agreement, nor subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement;

b.     A portion of the compensation and consideration to be paid to Employee hereunder is in consideration for: (i) the Employer’s agreement to employ Employee; (ii) agreement that the covenants contained in Sections 9, 10 and 11 are reasonable, appropriate and suitable in their geographic scope, duration and content; (iii) agreement that Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) agreement that such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms; and, (v) the free and full assignability of such covenants and agreement upon a sale or other transaction of any kind relating to the ownership and/or control of the Employer;

c.           The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work irrespective of the covenants and agreements contained in Section 10 above;

d.           The covenants and agreements stated in Sections 9, 10, 11 and this Section 17, are essential for Employer’s reasonable protection; and

e.           Employer has reasonably relied on these covenants and agreements by Employee.

Additionally, Employee agrees that in the event of Employees breach or threatened breach of any covenants and agreements set forth in Sections 9, 10 and 11 above, Employer may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, Employee waives any claim that Employer has an adequate remedy at law or for the posting of a bond.

18.           Legal Assistance. Employee acknowledges that he has had the assistance of legal counsel in reviewing and negotiating this Agreement.

19.           Construction. This Agreement shall be deemed drafted equally by both parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principal that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.

20.           Survival. This Agreement and all of its provisions, other than the provisions of Section 9, Section 10 and Section 11 hereunder (which shall survive termination), shall terminate upon Employee ceasing to be an employee of the Employer for any reason.

21.   Employee Death. In the event of the death of Employee during the Term of Employment, Employee’s heir shall be entitled to receive all payments otherwise earned, vested, due and unpaid to the Employee from the Employer pursuant to the terms and conditions of this Agreement as or the date of Employee’s death.

22.           Tax Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

23.           Limitation of Damages. In no event shall either party be liable to the other, except with respect to third party claims, for any consequential, incidental, indirect, punitive, exemplary or special damages.

24.           Golden Parachute Tax Liability. Employee acknowledges and agrees that he shall be solely responsible for the payment of all federal, state and other income taxes, excise taxes and other taxes that may be payable from time to time by Employee with respect to all payments of benefits earned or received by or payable to Employee under this Agreement (whether consisting of Base Salary, Bonus Compensation, Severance Payment, or otherwise) and shall not be entitled to receive any “gross-up payments” or other additional payments from the Employer or its affiliates on account of , with respect to, in mitigation of, or as set-off against, such taxes.

Without limiting the foregoing, if it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Employee by the Employer or any of its affiliates under this Agreement or any other plan, program or arrangement under which Employee participates or is a party (whether consisting of Base Salary, Bonus Compensation, Severance Payment, or otherwise) (collectively, “Benefits”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then Employee’s Benefits will be either:

(a)
delivered in full and Employee shall be solely responsible for the payment of the Excise Tax and shall not be entitled to receive any “gross-up payments” or other additional payments from the Employer or its affiliates on account of, with respect to, in mitigation of, or as a set-off against, such Excise Tax; or

(b)	Delivered as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax,

whichever of the foregoing amounts results in the receipt by Employee of the greatest amount of Benefits on an after-tax basis, taking into account applicable federal, state and local income taxes and the Excise Tax.

25.   Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code. To the extent any expense reimbursement or in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

26.           Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

27.           No Waiver of Breach or Remedies. No waiver by Employee or Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

28.           Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by an authorized representative of the Employer (other than Employee) and Employee, nor consent to any departure by Employee or the Employer from any of the terms of this Agreement shall be effective unless the same is signed by an authorized representative of the affected party. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

29.           Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

30.   Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Employee without the prior written consent of Employer in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement shall be binding on and inure to the benefit of Employee and Employee’s heirs, executors, administrators and legal representatives. Employee expressly understands and agrees this Agreement shall be binding on and inure to the benefit of Employer and its successors and assigns, including successors by merger and operation of law and that the Employer may fully and freely assign this entire Agreement, including but not limited to those provisions appearing in Sections 9, 10 and 11 herein, or any part of its rights and obligations under this Agreement at any time without Employee’s consent and following such assignment all references to the Employer shall be deemed to refer to such assignee and Employer shall thereafter have no obligation under this Agreement.

31.           Use of Employee’s Name, Voice and Likeness. Employee hereby irrevocably grants the Employer the unrestricted right, but not the obligation, to use Employee’s name, voice or likeness for any publicity or advertising purpose in any medium now known or hereafter existing.

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IN WITNESS WHEREOF, the Employer and Employee have entered into this Agreement in Las Vegas, Nevada as of  5-15-14, 2014.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES, LLC

By:	/s/ [ILLEGIBLE]
Name:
Title:

EMPLOYEE:

By:	/s/ Phyllis A. Gilland

EXHIBIT A

Date

Name
Address

Re:	Separation Agreement and Release

Dear _______________:

This letter, upon your signature, will constitute the Agreement between you and American Casino & Entertainment Properties LLC (the “Company”) on the terms of your separation from employment.

1.	Your employment with the Company will terminate effective _______, 20 __, (“Effective Date”).

2.
In addition you will receive the severance payments and benefits due to you under Section 8(b) (Effect of Termination) of the Amended and Restated Employment Agreement, dated _________, 2014, by and between you and the Company (as may be amended from time to time, the “Employment Agreement”). The health benefits will be offered to you under the current Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) laws. You will not be permitted to participate in any other benefit program offered by the Company not clearly expressed herein or under the Employment Agreement. You agree that this consideration exceeds any payment, benefit, or other thing of value to which you otherwise would be entitled absent this Agreement.

3.
As consideration and inducement to the Company to grant you the consideration described in paragraph 2. above, you, for yourself, your heirs, executors, administrators, representatives, agents, successors and assigns, irrevocably and unconditionally release the Company, its parent, members, subsidiaries and affiliates (including any Designated Affiliate, as defined in the Employment Agreement), and their respective officers, directors, managers, representatives, agents and employees (collectively, the “Releasees”), from any and all claims, liabilities, causes of action, rights, judgments, damages, charges, complaints or grievances of any nature whatsoever, whether known or unknown, which you have or ever have had against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to arid including your execution of this Agreement, including, but not limited to, (i) those arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act, the Americans with Disabilities Act, the Family

Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, as amended, the Worker Adjustment and Retraining Notification Act, the Nevada Fair Employment Practices Act, as well as any other federal, state or local law (statutory or decisional), regulation or ordinance, and (ii) any tort and/or contract claims, including, but not limited to, any claims of wrongful discharge, defamation, emotional distress, nonphysical injury, personal injury or sickness or other harm. You further agree not to institute any legal actions against the Company for any claim arising out of your employment or the termination thereof, excluding any claim to enforce your rights under this agreement. You represent that you have not filed any complaints, claims, charges or actions against the Releasees with any federal, state or local agency or court based on actions occurring at any time up to the date of your execution of this Agreement, and you agree to waive any right that you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any such complaints, claims, charges or actions.

4.
You agree to keep confidential and not to disclose to persons other than your family members, attorneys, accountants, personal advisors or authorities (as required) the facts and terms of this agreement and the discussions leading up to the preparation and signature of this agreement.

5.
You acknowledge that the confidentiality, non-disparagement and restrictive covenants provisions under Section 9 (Non-Disclosure), Section 10 (Non-Compete) and Section 11 (Non-Solicitation) of the Employment Agreement will continue to apply after the Effective Date for the period of time specified in such provisions. You affirm that such provisions would not be unduly burdensome to you and are reasonably necessary to protect the legitimate interests of the Company.

6.
You agree and acknowledge that should you violate any term of this Agreement, the amount of damages that the Company would suffer as a result of such violation would be difficult to ascertain. You further agree and acknowledge that in the event of a breach or any term of this Agreement, the Company’s duty to provide you with any payments pursuant to this Agreement shall immediately cease, and, in addition to injunctive relief or any other damages, the Company may recover all consideration paid pursuant to this Agreement, as well as all costs and expenses incurred by the Company in enforcing this Agreement or defending against a suit brought in violation of this Agreement, including reasonable attorneys’ fees.

7.	This letter sets forth the entire agreement between you and the Company.

8.
You have [twenty one (21)][forty five (45)] days to consider this agreement from the date that it was first given to you, although you may accept it at any time within the [twenty one (21)][forty five (45)] day period. You are advised to consult with an attorney to review this agreement.

9.
You have seven (7) days after signing this agreement to revoke it by notifying the Company’s General Counsel, in writing, of such revocation within the seven (7) day period. All notices or communications under this Agreement shall be in writing and in accordance with Section 13 (Notice) of the Employment Agreement. If you do not revoke the agreement, it will become effective on the eighth day after you sign it.

10.	You acknowledge that material to the inducement for the Company to enter into this Agreement are the waiver and release, covenants and conditions set forth herein.

11.	Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the other Releasees.

12.
All matters affecting this Agreement will be governed by, and interpreted and construed in accordance with, the laws of the State of Nevada. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

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To accept this Agreement, please date and sign this letter and return it to me at American Casino & Entertainment Properties, LLC, c/o Stratosphere Casino Hotel and Tower, 2000 Las Vegas Blvd., South Las Vegas Nevada 89104. The additional copy is for your files.

Company

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH HEREIN. I FURTHER ACKNOWLEDGE THAT I HAVE KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, THAT I AM NOT WAIVING AND RELEASING RIGHTS OR CLAIMS THAT MAY ARISE AFTER THIS AGREEMENT, THAT I AM EXECUTING THIS AGREEMENT, INCLUDING THE WAIVER AND RELEASE, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH I ALREADY AM ENTITLED, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY AND ENCOURAGED TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY. I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED [21][45] DAYS TO CONSIDER THIS AGREEMENT AND THAT I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY NOTIFYING THE COMPANY’S GENERAL COUNSEL, IN WRITING, OF MY REVOCATION. I FURTHER ACKNOWLEDGE THAT THE WAIVER AND RELEASE IN THIS AGREEMENT IS BEING REQUESTED IN CONNECTION WITH THE CESSATION OF MY EMPLOYMENT WITH THE COMPANY AND IN EXCHANGE FOR MY RECEIPT OF CONSIDERATION TO WHICH I OTHERWISE WOULD NOT BE ENTITLED.

Dated: ________________, 20___

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